BMC  Buckbee-Mears St. Paul

May 4, 2001

Mr. Henry Zaidan
President
GMT Corporation
245 E. Sixth Street
St. Paul, MN 55101-1918

Dear Henry:

I would like to update GMT on the status of our facilities plan and introduce our formal notice for another facility giveback in 2001.

Prior Notification Updates:
Fire barn

--

Per your request, we will giveback - 7,000 sq. ft. as described in our October 6, 2000 letter.  Buckbee-Mears. St Paul will retain first floor rooms F101, F102, F103, F105 and F107 for out shipping/receiving operations.

--	We expect this project to be completed July 2001.
--	GMT funds any costs associated with revamping utilities and modifying the facilities.

5thFloor Park Square

--

In our letter dated 14-Jun-00 Buckbee-Mears, St. Paul requested to giveback -7,000 sq. ft. of Park Square 5th floor- space which included room P502, P508 and P509.  Assuming the giveback ofthe fire barn is completed, we need to retain room P502 for material storage space.

--	We expect this project to be completed by I-July-0l.
--	GMT funds any costs associated with revamping utilities.

New Business:
6th Floor Park Square

--

Due to an unusuallylow sa1es forecast, we have reduced our staffing levels at BMSP.  Therefore, we are providing notice that we will giveback all office space on the 6th floor Park Square Building.  Per our contract, we will vacate the space in 5 months from the date of this letter.  This area covers approximatc1y 2,700 sq. ft.

Please contact me at your earliest convenience to discuss.

Sincerely,

/s/Dennis Malacek

Dennis Ma1acek
Director of Manufacturing